Exhibit 3.3

THIRD AMENDED AND RESTATED BYLAWS

OF

LB PHARMACEUTICALS INC

ARTICLE I

CORPORATE OFFICES

1.1 Offices. In addition to the corporation’s registered office set forth in the certificate of incorporation, the Board of Directors may at any time establish other offices at any place or places where the corporation is qualified to do business.

ARTICLE II

MEETINGS OF STOCKHOLDERS

2.1 Place Of Meetings. Meetings of stockholders shall be held at any place, within or outside the state of Delaware, designated by the Board of Directors. In the absence of any such designation, stockholders’ meetings shall be held at the registered office of the corporation.

2.2 Annual Meeting. The annual meeting of stockholders shall be held on such date, time and place, either within or without the state of Delaware, as may be designated by resolution of the Board of Directors each year. At the meeting, directors shall be elected and any other proper business may be transacted.

2.3 Special Meeting. Special meetings of stockholders for any purpose or purposes shall be called pursuant to a resolution approved by the Board of Directors and may not be called by any other person or persons. The only business which may be conducted at a special meeting shall be the matter or matters set forth in the notice of such meeting.

2.4 Notice Of Stockholders’ Meetings. All notices of meetings with stockholders shall be in writing and shall be sent or otherwise given in accordance with Section 2.5 of these bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place (if any), date and hour of the meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.5 Manner Of Giving Notice; Affidavit Of Notice. Written notice of any meeting of stockholders, if mailed, is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic mail or other electronic transmission, in the manner provided in Section 232 of the Delaware General Corporation Law. An affidavit of the secretary or an assistant secretary or of the transfer agent of the corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

2.6 Quorum. The holders of a majority of the shares of stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the certificate of incorporation. If, however, such quorum is not present or represented at any meeting of the stockholders, then either (a) the chairman of the meeting or (b) holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, shall have power to adjourn the meeting to another place (if any), date or time.

2.7 Adjourned Meeting; Notice. When a meeting is adjourned to another place (if any), date or time, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time and place (if any), thereof and the means of remote communications (if any) by which stockholders and proxyholders may be deemed to be present and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken. At the adjourned meeting the corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the place (if any), date and time of the adjourned meeting and the means of remote communications (if any) by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

2.8 Organization; Conduct of Business

(a) Such person as the Board of Directors may have designated or, in the absence of such a person, the chief executive officer or, in his or her absence, such person as may be chosen by the holders of a majority of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders and act as chairman of the meeting. In the absence of the secretary of the corporation, the secretary of the meeting shall be such person as the chairman of the meeting appoints.

(b) The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including the manner of voting and the conduct of business. The date and time of opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

2.9 Voting

(a) The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.12 of these bylaws, subject to the provisions of Sections 217 and 218 of the General Corporation Law of Delaware (relating to voting rights of fiduciaries, pledgors and joint owners of stock and to voting trusts and other voting agreements).

(b) Except as may be otherwise provided in the certificate of incorporation, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder. Except as otherwise required by the certificate of incorporation, all elections shall be determined by a plurality of the votes cast, and except as otherwise required by law or the certificate of incorporation, all other matters shall be determined by a majority of the votes cast affirmatively or negatively.

2.10 Waiver Of Notice. Whenever notice is required to be given under any provision of the General Corporation Law of Delaware or of the certificate of incorporation or these bylaws, a written waiver thereof, signed by the person entitled to notice, or waiver by electronic mail or other electronic transmission by such person, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice, or any waiver of notice by electronic transmission, unless so required by the certificate of incorporation or these bylaws.

2.11 Stockholder Action By Written Consent Without A Meeting

(a) Unless otherwise provided in the certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action that may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice, and without a vote if a consent in writing, setting forth the action so taken, is (i) signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and (ii) delivered to the corporation in accordance with Section 228(a) of the Delaware General Corporation Law.

(b) Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the date the earliest dated consent is delivered to the corporation, a written consent or consents signed by a sufficient number of holders to take action are delivered to the corporation in the manner prescribed in this Section. A telegram, cablegram, electronic mail or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for purposes of this Section to the extent permitted by law. Any such consent shall be delivered in accordance with Section 228(d)(1) of the Delaware General Corporation Law.

(c) Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

(d) Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing (including by electronic mail or other electronic transmission as permitted by law). If the action which is consented to is such as would have required the filing of a certificate under any section of the General Corporation Law of Delaware if such action had been voted on by stockholders at a meeting thereof, then the certificate filed under such section shall state, in lieu of any statement required by such section concerning any vote of stockholders, that written notice and written consent have been given as provided in Section 228 of the General Corporation Law of Delaware.

2.12 Record Date For Stockholder Notice; Voting; Giving Consents

(a) In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action.

(b) If the Board of Directors does not so fix a record date:

(i) The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

(ii) The record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the day on which the first written consent (including consent by electronic mail or other electronic transmission as permitted by law) is delivered to the corporation.

(iii) The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(c) A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, if such adjournment is for 30 days or less; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

2.13 Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by an instrument in writing or by an electronic transmission permitted by law filed with the secretary of the corporation, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be deemed signed if the stockholder’s name is placed on the proxy (whether by manual signature, typewriting, facsimile, electronic or telegraphic transmission or otherwise) by the stockholder or the stockholder’s attorney-in-fact. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212(e) of the General Corporation Law of Delaware.

ARTICLE III

DIRECTORS

3.1 Powers. Subject to the provisions of the General Corporation Law of Delaware and any limitations in the certificate of incorporation or these bylaws relating to action required to be approved by the stockholders or by the outstanding shares, the business and affairs of the corporation shall be managed and all corporate powers shall be exercised by or under the direction of the Board of Directors.

3.2 Number Of Directors. Upon the adoption of these bylaws, the number of directors constituting the entire Board of Directors shall be seven (7). Thereafter, this number may be changed by a resolution of the Board of Directors or of the stockholders, subject to Section 3.4 of these bylaws and except as otherwise required by the certificate of incorporation. No reduction of the authorized number of directors shall have the effect of removing any director before such director’s term of office expires.

3.3 Election, Qualification And Term Of Office Of Directors. Except as provided in Section 3.4 of these bylaws, and unless otherwise provided in the certificate of incorporation, directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws, wherein other qualifications for directors may be prescribed. Each director, including a director elected to fill a vacancy, shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Unless otherwise specified in the certificate of incorporation, elections of directors need not be by written ballot.

3.4 Resignation And Vacancies

(a) Any director may resign at any time upon written notice to the attention of the Secretary of the corporation. Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the Delaware General Corporation Law, but subject to any contrary provision of the certificate of incorporation, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of the certificate of incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office (including any directors that have tendered a resignation effective at a future date), though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board of Directors’ action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the Corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders.

(b) If at any time, by reason of death or resignation or other cause, the corporation should have no directors in office, then any officer or any stockholder or an executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder, may call a special meeting of stockholders in accordance with the provisions of the certificate of incorporation or these bylaws, or may apply to the Court of Chancery for a decree summarily ordering an election as provided in Section 211 of the General Corporation Law of Delaware.

(c) If, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the whole board (as constituted immediately prior to any such increase), then the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office as aforesaid, which election shall be governed by the provisions of Section 211 of the General Corporation Law of Delaware as far as applicable.

3.5 Place Of Meetings; Meetings By Telephone

(a) The Board of Directors of the corporation may hold meetings, both regular and special, either within or outside the state of Delaware.

(b) Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.6 Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the board.

3.7 Special Meetings; Notice

(a) Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the chairman of the board, the chief executive officer, the secretary or any two directors.

(b) Notice of the time and place of special meetings shall be delivered personally or by telephone to each director or sent by first-class mail, facsimile or electronic transmission (including e-mail), charges prepaid, addressed to each director at that director’s address, facsimile number or e-mail address as it is shown on the records of the corporation. If the notice is mailed, it shall be deposited in the United States mail at least 4 days before the time of the holding of the meeting. If the notice is delivered personally or by facsimile, electronic transmission or telephone, it shall be delivered at least 24 hours before the time of the holding of the meeting. Any oral notice given personally or by telephone may be communicated either to the director or to a person at the office of the director whom the person giving the notice has reason to believe will promptly communicate it to the director. The notice need not specify the purpose of the meeting. The notice need not specify the place of the meeting, if the meeting is to be held at the principal executive office of the corporation. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

3.8 Quorum

(a) At all meetings of the Board of Directors, a majority of the total number of duly elected directors then in office shall constitute a quorum for the transaction of business, except as may be otherwise specifically provided by statute, by the certificate of incorporation or by that certain Voting Agreement by and among the corporation and certain stockholders dated August 29, 2023, as may be amended from time to time (the “Voting Agreement”). The act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, by the certificate of incorporation or by the Voting Agreement. If a quorum is not present at any meeting of the Board of Directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

(b) A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

3.9 Waiver Of Notice. Whenever notice is required to be given under any provision of the General Corporation Law of Delaware or of the certificate of incorporation or these bylaws, a written waiver thereof, signed by the person entitled to notice, or waiver by electronic mail or other electronic transmission by such person, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the directors, or members of a committee of directors, need be specified in any written waiver of notice unless so required by the certificate of incorporation or these bylaws.

3.10 Board Action By Written Consent Without A Meeting

(a) Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

(b) Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

3.11 Fees And Compensation Of Directors. Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board of Directors shall have the authority to fix the compensation of directors. No such compensation shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor.

3.12 Approval Of Loans To Officers; Contracts with Affiliates.

(a) The corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiary, including any officer or employee who is a director of the corporation or its subsidiary, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation. The loan, guaranty or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in this section shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

(b) Subject to obtaining any approval required by the certificate of incorporation and by Section 144 of the General Corporate Law of Delaware, the corporation may enter into contracts and agreements for property or services in the ordinary course of business with any director, any stockholder, or any Affiliate or other Person related to or Affiliated with a director or stockholder, provided that such contracts and agreements are on terms and conditions which are no less favorable to the corporation than could be obtained by the corporation in the same type of transaction with an independent third party.

(c) “Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by, or under common control with such Person, (ii) any Person owning or controlling fifty percent (50%) or more of the outstanding voting securities of such Person, (iii) any officer, director, general partner, manager or trustee of such Person, and (iv) any Family Member of any Person described in clause (i), (ii) or (iii) above. For purposes of this definition, “controlling,” “controlled by,” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. “Equity Securities” has the meaning ascribed to such term in Rule 405 promulgated under the Securities Act of 1933, as amended, and in any event includes any capital stock, any limited partnership interest, any limited liability company interest and any other interest or security having the attendant right to vote for directors or managers or similar representatives, including any options or warrants to purchase the foregoing and other securities convertible, exchangeable or exercisable for the foregoing. “Family Member”, when used to indicate a relationship with any Person, means (x) the spouse, sibling, parent or lineal descendent of such Person, by birth or adoption, and (y) all trustees and beneficiaries of any such Person that is a trust, and all successors of such trust and its trustees and beneficiaries. As used in this Section 3.12, “Person” means an individual or any partnership, corporation, estate, trust, limited liability company or other legal entity.

3.13 Removal Of Directors

(a) Unless otherwise restricted by statute, by the certificate of incorporation, by any contract to which the corporation is party (including the Voting Agreement) or by these bylaws, any director or the entire Board of Directors may be removed, with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

(b) No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

(c) Notwithstanding anything in the certificate of incorporation or these bylaws to the contrary, any amendment or repeal of any provision of this Section 3.13 shall require the affirmative vote of at least a majority of the voting power of all then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class and on an as converted to common stock basis.

ARTICLE IV

COMMITTEES

4.1 Committees Of Directors. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, or in these bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the General Corporate Law of Delaware to be submitted to stockholders for approval or (ii) adopting, amending or repealing any Bylaw of the corporation.

4.2 Committee Minutes. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

4.3 Meetings And Action Of Committees. Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of Section 3.5 (place of meetings and meetings by telephone), Section 3.6 (regular meetings), Section 3.7 (special meetings and notice), Section 3.8 (quorum), Section 3.9 (waiver of notice), and Section 3.10 (action without a meeting) of these bylaws, with such changes in the context of such provisions as are necessary to substitute the committee and its members for the Board of Directors and its members; provided, however, that the time of regular meetings of committees may be determined either by resolution of the Board of Directors or by resolution of the committee, that special meetings of committees may also be called by resolution of the Board of Directors and that notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The Board of Directors may adopt rules for the government of any committee not inconsistent with the provisions of these bylaws.

ARTICLE V

OFFICERS

5.1 Officers. The officers of the corporation shall include, if and when designated by the Board of Directors, a chairman, chief executive officer, chief operating officer, chief science officer, chief financial officer, secretary, and one or more vice presidents, all of whom shall be elected at the annual organizational meeting of the Board of Directors or appointed in accordance with the provisions of Section 5.3 of these bylaws. The Board of Directors may also appoint one or more Assistant Secretaries, Assistant Treasurers, and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors.

5.2 Removal And Resignation Of Officers

(a) Subject to the rights (if any) of an officer under any contract of employment, any officer may be removed, either with or without cause, by an affirmative vote of the majority of the Board of Directors at any regular or special meeting of the board or, except in the case of an officer chosen by the Board of Directors, by any officer upon whom the power of removal is conferred by the Board of Directors.

(b) Any officer may resign at any time by giving written notice to the corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights (if any) of the corporation under any contract to which the officer is a party.

5.3 Vacancies In Offices. Any vacancy occurring in any office of the corporation shall be filled by the Board of Directors.

5.4 Chairman. The chairman, if one is designated, shall serve as the chairman of the Board of Directors, and as such shall preside at all meetings of the Board of Directors and of the stockholders. He shall also perform all and only such duties as from time to time may be assigned to or requested of him by the Board of Directors. In the event no chief executive officer is serving in office, the chairman shall perform all duties of the chief executive officer.

5.5 Chief Executive Officer. The chief executive officer, if one is designated, shall be primarily responsible for the implementation of the policies of the Board of Directors, subject to the authority of the Board of Directors. In the absence of a chairman, the chief executive officer shall preside at meetings of the Board of Directors and stockholders. The chief executive officer may sign and execute in the name of the corporation stock certificates, deeds, mortgages, bonds, contracts or other instruments except in cases where the signing and the execution thereof shall be expressly and exclusively delegated by the Board of Directors or by these bylaws to some other officer or agent of the corporation or shall be required by law or otherwise to be signed or executed by some other officer or agent.

5.6 Chief Scientific Officer. The chief scientific officer, if one is designated, shall be involved in the overall business strategy of the corporation, and shall be primarily responsible for the overall scientific, technological, and research operations of the corporation.

5.7 Chief Medical Officer. The chief medical officer, if one is designated, shall be involved in the overall business strategy of the corporation, and shall be primarily responsible for the overall medical direction and related medical research of the corporation.

5.8 Chief Financial Officer. The chief financial officer, if one is designated, shall have charge of and be responsible for all funds, securities, receipts and disbursements of the corporation, and shall deposit all monies and securities of the corporation in such banks and depositories as shall be designated by the Board of Directors. He shall be responsible (a) for maintaining adequate financial accounts and records in accordance with generally accepted accounting practices; (b) for the preparation of appropriate operating budgets and financial statements; (c) for the preparation and filing of all tax returns required by law; (d) for financial and accounting matters; and (e) for the performance of all duties incident to the office of chief financial officer and such other duties as from time to time may be assigned to him by the Board of Directors. The chief financial officer may sign and execute in the name of the corporation stock certificates, deeds, mortgages, bonds, contracts or other instruments, except in cases where the signing and the execution thereof shall be expressly and exclusively delegated by the Board of Directors or by these bylaws to some other officer or agent of the corporation or shall be required by law or otherwise to be signed or executed.

5.9 Secretary. The secretary, if one is designated, shall act as secretary of all meetings of the Board of Directors and all meetings of the stockholders. When requested, he shall also act as secretary of the meetings of the committees of the Board of Directors. He shall keep and preserve the minutes of all such meetings in permanent books. He shall see that all notices required to be given by the corporation are duly given and served; shall have custody of all deeds, leases, contracts and other important corporation documents; shall have charge of the books, records and papers of the corporation relating to its organization and management as a corporation; shall see that all reports, statements and other documents required by law (except tax returns) are properly filed; and shall in general perform such other duties as from time to time may be assigned to him by the Board of Directors.

5.10 Vice Presidents. Each vice president, if designated, shall have such title and powers and duties as may from time to time be assigned to him by the Board of Directors. Any vice president may sign and execute in the name of the corporation contracts (but not deeds, mortgages, bonds, or other instruments) authorized by the Board of Directors, except where the signing and execution of such documents shall be expressly and exclusively delegated by the Board of Directors to some other officer or agent of the corporation or shall be required by law or otherwise to be signed or executed by some other officer or agent.

5.11 Representation Of Shares Of Other Corporations. The chairman of the board, the chief executive officer, any vice president, the secretary or assistant secretary of this corporation, or any other person authorized by the Board of Directors or the chief executive officer or a vice president, is authorized to vote, represent, and exercise on behalf of this corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of this corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by the person having such authority.

5.12 Authority And Duties Of Officers. In addition to the foregoing authority and duties, all officers of the corporation shall respectively have such authority and perform such duties in the management of the business of the corporation as may be designated from time to time by the Board of Directors or the stockholders.

ARTICLE VI

GENERAL MATTERS

6.1 Checks. From time to time, the Board of Directors shall determine by resolution which person or persons may sign or endorse all checks, drafts, other orders for payment of money, notes or other evidences of indebtedness that are issued in the name of or payable to the corporation, and only the persons so authorized shall sign or endorse those instruments.

6.2 Execution Of Corporate Contracts And Instruments. The Board of Directors, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

6.3 Stock Certificates and Notices; Uncertificated Stock; Partly Paid Shares

(a) The shares of the corporation may be certificated or uncertificated, as provided under Delaware law, and shall be entered in the books of the corporation and recorded as they are issued. Any or all of the signatures on any certificate may be a facsimile or electronic signature. In case any officer, transfer agent or registrar who has signed or whose facsimile or electronic signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

(b) Within a reasonable time after the issuance or transfer of uncertificated stock and upon the request of a stockholder, the corporation shall send to the record owner thereof a written notice that shall set forth the name of the corporation, that the corporation is organized under the laws of Delaware, the name of the stockholder, the number and class (and the designation of the series, if any) of the shares, and any restrictions on the transfer or registration of such shares of stock imposed by the corporation’s certificate of incorporation, these bylaws, any agreement among stockholders or any agreement between stockholders and the corporation.

(c) The corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate (if any) issued to represent any such partly paid shares, or upon the books and records of the corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

6.4 Special Designation On Certificates and Notices of Issuance. If the corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the corporation shall issue to represent such class or series of stock or the notice of issuance to the record owner of uncertificated stock; provided, however, that, except as otherwise provided in Section 202 of the General Corporation Law of Delaware, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the corporation shall issue to represent such class or series of stock or the notice of issuance to the record owner of uncertificated stock, or the purchase agreement for such stock a statement that the corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

6.5 Lost Certificates. Except as provided in this Section 6.5, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the corporation and cancelled at the same time. The corporation may issue a new certificate of stock or notice of uncertificated stock in the place of any certificate previously issued by it, alleged to have been lost, stolen or destroyed, and the corporation may require the owner of the lost, stolen or destroyed certificate, or the owner’s legal representative, to give the corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

6.6 Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the Delaware General Corporation Law shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both a corporation and a natural person.

6.7 Dividends

(a) The directors of the corporation, subject to any restrictions contained in (i) the General Corporation Law of Delaware or (ii) the certificate of incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property, or in shares of the corporation’s capital stock.

(b) The directors of the corporation may set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the corporation, and meeting contingencies.

6.8 Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.

6.9 Stockholders of Record. The corporation shall be entitled to recognize the exclusive right of a person recorded on its books as the owner of shares to receive dividends and to vote as such owner, shall be entitled to hold liable for calls and assessments the person recorded on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

6.10 Facsimile or Electronic Signature. In addition to the provisions for use of facsimile or electronic signatures elsewhere specifically authorized in these bylaws, facsimile or electronic signatures of any stockholder, director or officer of the corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

ARTICLE VII

TRANSFER RESTRICTIONS AND RIGHT OF FIRST REFUSAL

7.1 Applicability of Article VII.

(a) No Application to Series C Preferred Stock. Notwithstanding anything to the contrary set forth in these bylaws, the provisions of this Article VII (other than this Section 7.1) shall have no application to any holder of Series C Preferred Stock, or any common stock issued upon conversion of Series C Preferred Stock, with respect to such shares held by it.

(b) Parties to Right of First Refusal and Co-Sale Agreement. Notwithstanding anything to the contrary set forth in these bylaws, the provisions of Section 7.2, Section 7.3, Section 7.4, and Section 7.5(a) shall have no application to any stockholder identified as a “Key Holder” in that certain Right of First Refusal and Co-Sale Agreement dated August 29, 2023 by and among the corporation and certain of its stockholders (as amended from time to time) and who complies (or whose compliance is validly waived) with the restrictions on Transfer set forth in that agreement.

7.2 Transfer Restrictions.

7.2.1 Except to the extent permitted pursuant to Section 7.3, no stockholder shall, directly or indirectly, sell, convey, transfer, syndicate, assign, mortgage, pledge, hypothecate or otherwise encumber or dispose of in any way, including pursuant to equitable or other distribution after divorce or separation or by operation of law or otherwise (each, a “Transfer”) all or any portion of their shares of stock of the corporation, rights to receive dividends or other similar or dissimilar rights or interest other than in accordance with the terms and conditions of this Article VII. Any such attempted Transfer not permitted hereunder shall be null and void ab initio and the corporation shall not register or effect such Transfer and the stockholder making the purported Transfer shall indemnify and hold the corporation and the other stockholders harmless from and against any federal, state or local income taxes, or transfer taxes arising as a result of, or caused directly or indirectly by, such purported Transfer.

7.2.2 The restrictions on Transfer set forth in this Section 7.2 shall not apply with respect to, and shall terminate and be of no further force and effect upon the consummation of an Initial Public Offering.

7.3 Permitted Transfers. The requirements of Sections 7.2 through 7.9 of this Article VII (other than Section 7.4, which shall apply to every Transfer of shares of stock of the corporation, other than a Transfer to the corporation or a Transfer of Series C Preferred Stock or any shares of common stock issued upon conversion of Series C Preferred Stock) shall not apply to the following Transfers (each of which shall be deemed to constitute a “Permitted Transfer”), each transferee of a Permitted Transfer being referred to herein as a “Permitted Transferee”:

(a) any Transfer, directly or indirectly, by any stockholder who is an individual of all or any portion of his shares of stock, (i) outright or in trust to or for the benefit of (A) a Family Member (as defined above) of such individual stockholder and/or such individual stockholder, or (B) any personal representative, estate or executor under any will of such individual stockholder or pursuant to the laws of intestate succession, so long as the final recipient from any personal representative, estate or executor under any will or pursuant to the laws of intestate succession or pursuant to any other Transfer pursuant to this paragraph (a) is a Family Member of such original holder, (ii) with the written consent of holders of a majority of the then outstanding shares of preferred stock of the corporation and holders of a majority of the then outstanding shares of common stock of the corporation, voting as separate classes, outright or in trust to or for the benefit of a civic, educational or charitable organization, or (iii) to an individual or entity which is wholly owned and controlled by such individual.

(b) any Transfer, directly or indirectly, by a stockholder that is a non-natural person of all or any portion of its shares of stock of the corporation (i) to the direct or indirect holder of any ownership interest in such stockholder, (ii) outright or in trust to or for the benefit of such holder of any ownership interest in such stockholder, (iii) outright or in trust to or for the benefit of a Family Member of any such direct or indirect holder or an entity all of the beneficial interests of which are held by such Family Members, or (iv) to an individual or entity to hold such shares of stock of the corporation as the stockholder’s nominee.

(c) any Transfer, directly or indirectly, by a stockholder to an Affiliate of such stockholder, or by a holder of shares of preferred stock of the corporation to another holder of shares of preferred stock of the corporation.

(d) Any Transfer of less than ten percent (10%) of the shares of stock held by a stockholder who is an individual.

(e) Any Transfer to the corporation.

7.4 Right of First Refusal.

(a) Subject to the provisions of this Article VII (including without limitation Section 7.4(h) below), if a stockholder desires to Transfer, directly or indirectly, any of such stockholder’s shares of stock of the corporation (the “Transferring Stockholder”), the Transferring Stockholder shall deliver to the corporation prompt written notice (hereinafter referred to as a “Notice of Intention to Transfer”) of the intention to Transfer and the terms and conditions of the proposed Transfer, which notice shall state (i) the number, class, and series of shares of stock proposed to be Transferred (the “Offered Shares”), (ii) the purchase price therefor, including a description of any non-cash consideration sufficiently detailed to permit valuation thereof, (iii) the identity of the proposed transferee, and (iv) any other material terms and conditions of the proposed Transfer, including the proposed Transfer date (which date may not be less than ten (10) calendar days after the date of delivery of the Notice of Intention to Transfer). The Notice of Intention to Transfer shall be accompanied by a written offer (hereinafter referred to as the “Inside Offer”), irrevocable for ten (10) calendar days from its receipt, to sell to the corporation, for a price in cash determined in accordance with Section 7.4(e), the quantity of Offered Shares specified in clause (b) of this Section 7.4 on the same terms and conditions as set forth in the Notice of Intention to Transfer.

(b) The corporation shall have ten (10) calendar days from the date on which it receives the Notice of Intention to Transfer to determine whether to accept the Inside Offer to purchase all or a portion of the Offered Shares by delivering written notice to the Transferring Stockholder (the “Corporation Notice”) of its intent to accept such Inside Offer and the number of Offered Shares that the corporation intends to purchase. The right of first refusal granted to the corporation hereunder shall terminate if unexercised within ten (10) calendar days after receipt of the Notice of Intention to Transfer.

(c) Notwithstanding the foregoing, if the corporation does not elect to accept the Inside Offer, or if the total number of Offered Shares that the corporation has agreed to purchase pursuant to this Section 7.4 is less than the total number of Offered Shares, then the corporation shall be deemed to have forfeited any right to purchase such Offered Shares, and the Transferring Stockholder may, subject to Section 7.5, Transfer all, but not less than all, of the Offered Shares to the bona fide third-party transferee identified in the Notice of Intention to Transfer on the same terms and conditions set forth in the Notice of Intention to Transfer, during the sixty (60) calendar day period immediately following the expiration of the Inside Offer. Any Offered Shares not purchased pursuant to the Inside Offer or by such third-party transferee within the time periods specified herein shall again become subject to all of the terms and conditions of this Article VII and may not thereafter be Transferred except in accordance with this Article VII.

(d) The purchase price applicable to the corporation for the Offered Shares shall be an amount in cash equal to one hundred percent (100%) of the cash purchase price and one hundred percent (100%) of the fair market value of any non-cash consideration set forth in the Notice of Intention to Transfer. Notwithstanding anything to the contrary in this Section 7.4, the time periods applicable to the election by the corporation to purchase the Offered Shares set forth in this Section 7.4 shall not be deemed to commence until a determination of fair market value of any non-cash consideration set forth in the Notice of Intention to Transfer has been made by the Board of Directors in good faith.

(e) If the corporation has the right to purchase Offered Shares pursuant to the terms of this Article VII, the corporation will purchase such Offered Shares on substantially the same terms and with the same method of payment as is specified in the Notice of Intention to Transfer; provided, however, that if the method of payment set forth in the Notice of Intention to Transfer consists of property other than cash, then the corporation shall pay the purchase price in a sum of cash as determined in accordance with Section 7.4(d).

(f) At the closing of the purchase, the corporation shall make payment as described in Section 7.4(e) by wire transfer in immediately available funds and the Transferring Stockholder shall tender to the corporation an assignment of all of the Transferring Stockholder’s right, title and interest in and to the Offered Shares, free and clear of all liens and encumbrances, together with a mutual release in a form reasonably acceptable to the Board of Directors duly executed by such Transferring Stockholder.

(g) The rights of first refusal granted pursuant to this Section 7.4 shall be deemed to be extended to all Permitted Transferees to whom shares of stock have been Transferred. The right of first refusal granted pursuant to this Section 7.4 shall not apply with respect to Transfers to Permitted Transferees or pursuant to the exercise of “Tag-Along” or “Drag-Along” rights exercised pursuant to the certificate of incorporation, and shall not apply with respect to, and shall terminate and be of no further force and effect upon the earlier to occur of (i) a “Sale Transaction” (as used herein, such term shall have the meaning provided in the corporation’s certificate of incorporation), and (ii) the consummation of an underwritten offering of securities pursuant to the Securities Act of 1933 (an “Initial Public Offering”).

7.5 Miscellaneous Transfer Restrictions. Notwithstanding any other provisions of this Article VII (but excluding for this purpose Section 7.1), no Transfer of any shares of stock of the corporation (including pursuant to a Permitted Transfer) may be made unless:

(a) the Transferor gives the corporation notice thereof at least ten (10) calendar days prior to such Transfer, together with a certificate of the Transferor containing a statement that such Transfer is permitted under this Article VII, together with such information as is reasonably necessary for the corporation to confirm such statement;

(b) such Transfer would not result in a violation of applicable law, including the Securities Act of 1933, as amended, and any state securities or “Blue Sky” laws applicable to the corporation or the shares of stock to be Transferred;

(c) such Transfer would not cause the corporation to lose its exemption from the registration requirements of the Investment Company Act of 1940, as amended;

(d) such Transfer is not to a proposed transferee that is a competitor of the corporation;

(e) such Transfer would not result in the corporation being required to register under Section 12(g) of the Securities Exchange Act of 1934, as amended;

(f) such Transfer would not, based upon the advice of counsel, cause the corporation to violate any law or regulation or have the effect of prohibiting or impairing any material business practice of the corporation, any acquisition of property (tangible or intangible) by the corporation, the conduct of business by the corporation, or otherwise limiting the freedom of the corporation to engage in any line of business or to compete or do business with any person;

(g) the proposed transferee shall have executed any stockholders, voting or other agreement to which the Transferor and the transferred stock were subject; and

(h) if requested by the Board of Directors, the Transferring stockholder shall have provided an opinion of counsel satisfactory to the Board of Directors as to the matters set forth in clauses (a) through (f) of this Section 7.5;

provided that, the requirements of this Section 7.5 shall have no application to (i) a Sale Transaction, or (ii) the consummation of an Initial Public Offering.

7.6 Transfer Of Stock. Upon receipt by the corporation or the transfer agent of the corporation of proper transfer instructions from the record holder of uncertificated shares or upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the corporation to issue a new certificate or, in the case of uncertificated securities and upon request, a notice of issuance of shares, to the person entitled thereto, cancel the old certificate (if any) and record the transaction in its books.

7.7 Stock Transfer Agreements. The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the General Corporation Law of Delaware.

7.8 Legends. The certificates representing shares of stock of the corporation shall bear on their face a legend substantially in the following form so long as the provisions of this Article VII remains in effect:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT THE TERMS AND CONDITIONS OF THE BYLAWS OF THE CORPORATION, INCLUDING RESTRICTIONS ON TRANSFER, AND RIGHTS OF FIRST REFUSAL (TO THE EXTENT APPLICABLE), AS PROVIDED IN THE BYLAWS OF THE CORPORATION.”

7.9 Amendment or Repeal of Article VII. Notwithstanding anything in the certificate of incorporation or these bylaws to the contrary, any amendment or repeal of any provision of this Article VII shall require the affirmative vote of at least a majority of the voting power of the then- outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class and on an as converted to common stock basis.

ARTICLE VIII

AMENDMENTS

Subject to the provisions of the certificate of incorporation and Section 3.13(c) and Section 7.9 of these bylaws, the Board of Directors is expressly empowered to adopt, amend or repeal bylaws of the corporation. Subject to Section 3.13(c) and Section 7.9 of these bylaws, the stockholders shall also have power to adopt, amend or repeal the bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the certificate of incorporation, such action by stockholders shall require the affirmative vote of at least a majority of the voting power of all then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class and on an as converted to common stock basis.